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Exhibit 2.2

EXECUTION COPY

PLAN OF MERGER

        This PLAN OF MERGER (this "Plan of Merger") is entered into as of April 1, 2004 pursuant to Section 2.11 of the Texas Revised Limited Partnership Act (the "TRLPA") by and among Link Energy Limited Partnership, a Texas limited partnership ("LELP"), Link Energy Pipeline Limited Partnership, a Texas limited partnership ("LEPLP", and collectively with LELP, the "Link Constituent Parties"), and Plains Pipeline, L.P., a Texas limited partnership ("PPLP"), and Plains Marketing, L.P., a Texas limited partnership ("PMLP", and collectively with PPLP, the "Plains Constituent Parties"). The Link Constituent Parties and the Plains Constituent Parties are sometimes referred to collectively herein as the "Constituent Parties" and individually as a "Constituent Party."

        1.    Defined Terms.    Capitalized terms used herein but not otherwise defined will have the following respective meanings:

        "Ad Valorem Tax Liability" means the Obligations of the Link Constituent Parties and their Affiliates with respect to the payment of past due ad valorem tax amounts created pursuant to the Reorganization Plan as described in Article VII, C.2.c., and Sections 3.1, 3.5 and 4.2.2.1, of the Reorganization Plan.

        "Affiliates" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

        "Contract" means any contract, agreement, Lease, License, division order, transfer order, or other contract or agreement which is utilized, arises out of or is entered into in connection with the Crude Oil Business; provided, none of the contracts and agreements comprising a part of the Link Allocated Assets, the Link Retained Items or the Link Retained Obligations shall be included in (rather, the same shall be excluded from) the term "Contract".

        "Crude Contract" means a Contract for the purchase, sale, trade or exchange of crude oil or condensate.

        "Crude Oil Business" means the crude oil pipeline, marketing, trading, transportation and storage businesses and activities conducted by the Link Constituent Parties and Link Canada.

        "Crude Oil Business Assets" means all of the Link Constituent Parties', LECLP's and Link Canada's right, title and interest in and to all of the assets (other than the Link Allocated Assets) used in connection with or comprising a part of the Crude Oil Business, including:

          (i)    the Pipelines;

          (ii)   the Owned Real Property and Leased Real Property;

          (iii)  the Easements and Easement Rights;

          (iv)  the Crude Oil Business Contracts;

          (v)   the Records;

          (vi)  the rights of any Link Constituent Party, LECLP or Link Canada under Environmental Permits or Licenses issued by any Governmental Authority and used in connection with the Crude Oil Business;

          (vii) all rights under all covenants and warranties relating to the Crude Oil Business, express or implied;

          (viii) the Inventory;

          (ix)  all equipment, goods, spare parts, tools, Rolling Stock, intangibles, fuel inventory and real and personal property used in or relating to the Crude Oil Business;

          (x)   the Plains Insurance Rights;

          (xi)  the Crude Oil Business Bank Accounts;

          (xii) without duplication of the foregoing, the Related Assets; and

          (xiii) without duplication of the foregoing, any asset included in the calculation of Net Working Capital.

        "Crude Oil Business Bank Accounts" means all bank accounts necessary to operate the Crude Oil Business including the following described bank accounts (but excluding the Link Bank Accounts):

Link Entity		Bank	Acct #	Description
(i)	Link Energy Limited Partnership	SouthWest Bank of Texas (routing 113011258)	3346382	Master Account
(ii)	Link Energy Limited Partnership	"	444402226	Controlled Disbursement—A/P
(iii)	Link Energy Limited Partnership	"	444402242	Controlled Disbursement—Royalty
(iv)	Link Energy Limited Partnership	"	444402239	Controlled Disbursement—Trade
(v)	Link Energy Pipeline Limited Partnership	"	444402320	Controlled Disbursement—A/P
(vi)	Link Energy Limited Partnership	"	314994	Lockbox
(vii)	Link Energy Pipeline Limited Partnership	"	315001	Lockbox
(viii)	Link Energy Limited Partnership	Standard Chartered Bank (routing 026002561)	3582-058765-001	Wire acct
(ix)	Link Energy Limited Partnership	"	3582-058757-001	Koch Receivable (blocked acct)
(x)	Link Energy Canada Limited Partnership	Bank Of Montreal (transit 00109-001)	1185-710	CAD Acct
(xi)	Link Energy Canada Limited Partnership	"	4812-838	USD Acct

        "Crude Oil Business Contracts" means all rights in and to all Crude Contracts and any other Contracts (excluding Contracts comprising a part of the Link Allocated Assets, the Link Retained Items or the Link Retained Obligations), in each case to which any Link Constituent Party or Link Canada is a party and which relate to the Crude Oil Business, including (except for the preceding proviso) the CVX Contract and the office leases and other Contracts comprising the Related Assets.

        "CVX Contract" means that certain Crude Oil Joint Marketing Agreement dated as of November 20, 2003, as amended, by and between LELP and ChevronTexaco Global Trading, and the following described agreements entered into in connection with such Crude Oil Joint Marketing Agreement, the forms of which are attached as exhibits to such agreement: Assignment of Contracts,

Proprietary Pipeline Capacity Lease Agreement, Buy/Sell Agreements, Division Order and IT Services Agreement, Affected Employees Agreement, and Transition Services Agreement.

        "Easements" means all easements, rights-of-way, rights of ingress or egress, property use agreements, and real property licenses relating to the Owned Real Property or otherwise owned or held in connection with the operation of the Pipelines or the Crude Oil Business.

        "Easement Rights" means all rights held pursuant to the Easements and any prescriptive rights, servitudes, line rights and other rights owned or held by the Link Constituent Parties, LECLP or Link Canada relating to the Owned Real Property or owned or held in connection with the operation of the Pipelines or the Crude Oil Business.

        "Environmental Condition" means soil or water contamination, other types of environmental damage or contamination, or other consequences of Releases of Hazardous Materials in, on, under or migrating from the Crude Oil Business Assets or other Facilities owned or operated by one of the Link Constituent Parties, LECLP or Link Canada or their predecessors in title or arising from the Crude Oil Business Assets or other Facilities owned or operated by one of the Link Constituent Parties, LECLP or Link Canada or their predecessors in title that require reporting, investigation, remediation, repair or restoration under Environmental Laws or any Contract existing on or prior to the Merger Effective Time.

        "Environmental Laws" means all applicable laws, statutes, rules, regulations, ordinances, orders, codes and other pronouncements having the effect of law, and rules of common law (to the extent relating to Environmental Liabilities) of any Governmental Authority pertaining to public health, welfare or the environment, the prevention of pollution or restoration of environmental quality, or Releases of Hazardous Materials in effect as of the Merger Effective Time in any and all jurisdictions in which the Link Constituent Parties, LECLP or Link Canada are conducting, or at any time have conducted, their respective business or where the Crude Oil Business Assets are located, including CERCLA, the Superfund Amendments Reauthorization Act, 42 U.S.C. Section 11001 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Federal Hazardous Materials Transportation Law, 49 U.S.C. Section 5101 et seq., analogous state, local and foreign laws, and all other applicable environmental conservation and protection laws, all as amended through the Merger Effective Time.

        "Environmental Liabilities" means liabilities (including investigation, remediation, repair and response costs and legal costs associated therewith) incurred or imposed (i) as the result of an Environmental Condition, (ii) pursuant to an agreement, order, notice of responsibility or directive arising out of, or in connection with, or under Environmental Laws, or (iii) as a result of a claim by a Governmental Authority or other Person for bodily injury, property damage, damage to natural resources, remediation or payment or reimbursement or response costs incurred or expended by such Governmental Authority or Person pursuant to Environmental Law related to the use or Release of Hazardous Materials.

        "Environmental Permit" means any permit, approval, identification number, notice, consent, permit exemption, certificate, registration, license or other authorization required under any Environmental Law.

        "Equity Interest" means (i) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all membership interests, units or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (iii) any other direct equity ownership or participation in a Person.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any corporation, trade, business or entity that is presently under common control with the Link Constituent Parties, LECLP or Link Canada, within the meaning of Section 414(b), (c), (m) or (o) of the Code, or Section 4001 of ERISA.

        "Facilities" means real and personal property; leases and other interests or estates in real property; buildings, improvements and other facilities; and without limiting the foregoing reference to personal property, fixtures, machinery and equipment.

        "FCC" means the Federal Communications Commission.

        "FCC Licenses" means the Licenses issued by the FCC that are identified in Schedule A to the Assignment attached as Exhibit L to the Purchase Agreement.

        "GAAP" means accounting principles generally accepted in the United States as in effect from time to time.

        "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States (including, without limitation, the Environmental Protection Agency), any foreign country or any domestic or foreign state, county, city or other political subdivision.

        "Hazardous Materials" means (i) any "hazardous waste," "extremely hazardous waste," "industrial waste," "solid waste," "hazardous material," "hazardous substance," "toxic substance," "hazardous material," "pollutant," or "contaminant" as those or similar terms are defined, identified, or regulated under any Environmental Laws; (ii) any asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, or radon; (iii) any oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof; and (iv) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or for which any Governmental Authority requires investigation, remediation, or monitoring pursuant to Environmental Law.

        "Income Tax" means any Tax (including, without limitation, a franchise, withholding or environmental Tax) imposed on or measured in whole or in part by income or a taxable base in the nature of income or gain, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such Tax, including any Obligations for such Taxes arising under Treasury Regulation § 1.1502-6 or any analogous state, local or foreign law, as a transferee, successor by contract or otherwise.

        "Indebtedness" means, with respect to any Person, on a consolidated basis, all Obligations of the Person to other Persons (including Affiliates) for (a) borrowed money (other than trade payables incurred in the Ordinary Course of Business and, with respect to any Obligations outstanding at the Merger Effective Time, included in the calculation of Net Working Capital), (b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit (but not including the undrawn face amounts of any such standby letters of credit), (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person, and (e) in particular as to the Link Constituent Parties, LECLP and Link Canada, all Obligations owed by the Link Constituent Parties, LECLP and Link Canada under the Unsecured Senior Notes and the other instruments and agreements referenced on Schedule 1(a) of Purchase Agreement.

        "Indenture" means the Indenture dated as of March 1, 2003, as amended, among EOTT Energy LLC (now Link Energy LLC), EOTT Energy Finance Corp. (now Link Energy Finance Corp.), EOTT Energy Partners, L.P. (merged into EOTT Energy Operating Limited Partnership in March 2003), EOTT Energy General Partner, L.L.C. (now Link Energy General Partner LLC), EOTT Energy Operating Limited Partnership (now LELP), EOTT Energy Pipeline Limited Partnership (now LEPLP), EOTT Energy Canada Limited Partnership (now LECLP), EOTT Energy Liquids L.P., and The Bank of New York, as Trustee.

        "Insurance Policies" means all policies of insurance (primary, excess, umbrella, workmen's compensation or otherwise), maintained by or on behalf of any or some combination of the Link Constituent Parties, LECLP or Link Canada or their Affiliates, or as to which any Link Constituent Party, LECLP or Link Canada is named an insured or additional insured or otherwise has coverage thereunder due to being indemnified or for any other reason, and providing coverage with respect to acts, omissions, events or conditions in existence or occurring prior to or after the Merger Effective Time and the related claims, causes of action, losses, damages and expenses (whether such claims, causes of action, losses, damages and expenses are asserted or incurred before or after the Merger Effective Time).

        "Intellectual Property" means the following intellectual property rights, both statutory and common law rights, if applicable: (a) any patent granted by the United States Patent and Trademark Office, as well as any reissued and reexamined patents and extensions corresponding thereto, and any patent applications filed with the United States Patent and Trademark Office, as well as any related continuation, continuation in part, renewals, extensions and divisional applications and patents issuing therefrom; (b) copyrights and registrations for the foregoing; (c) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress, and other indications of origin and registrations and applications for registrations thereof and all goodwill associated therewith; and (d) trade secrets and confidential information, including ideas, designs, concepts, inventions, improvements, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

        "Inventory" means all crude oil, condensate, tank bottoms and other liquid hydrocarbons or inventory (whether or not merchantable) of the Crude Oil Business (including, without limitation, custody rights over any of the same owned by shippers and other third Persons that are being provided transportation services via the Pipelines) located as of the Merger Effective Time in the Pipelines, in any tanks, terminals, Rolling Stock or other storage or transport containers or elsewhere, whether in the possession of the Link Constituent Parties, LECLP or Link Canada or any other Person.

        "Knowledge" means, with respect to the Link Constituent Parties, actual knowledge of the Link Energy LLC or Link Canada employees set forth on Schedule 1(b) to the Purchase Agreement after due inquiry.

        "Laws" means all laws, statutes, rules, regulations, ordinances, orders, codes, legal requirements, and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

        "Leased Real Property" means all leasehold or subleasehold estates used in connection with the Crude Oil Business, including office leases.

        "Leases" means all leases, subleases, Licenses, concessions and other Contracts (written or oral), including all amendments, extensions, renewals, guaranties and other Contracts with respect thereto, pursuant to which any of the Link Constituent Parties or Link Canada holds any Leased Real Property.

        "LECLP" means Link Energy Canada Limited Partnership, a Delaware limited partnership.

        "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted or issued by any Person and that are associated with or necessary to the operations of the Crude Oil Business, excluding Environmental Permits.

        "Link Allocated Assets" means (i) cash, except to the extent included in the calculation of Net Working Capital, (ii) any current asset (as defined under GAAP) of the Link Constituent Parties, LECLP or Link Canada, except to the extent included in the calculation of Net Working Capital, and including those current assets described in Schedule 1(d) to the Purchase Agreement as having been excluded from the calculation of the Net Working Capital, (iii) the Link Retained Records, (iv) all claims for refund by any of the Link Constituent Parties, LECLP or Link Canada of Taxes and other governmental charges of whatever nature excluding, however, any such refunds included in the calculation of Net Working Capital, (v) any asset comprising or primarily related to a Link Retained Item including the Texas-New Mexico Agreements, (vi) any asset primarily related to a Link Retained Obligation, (vii) all trademark, trade name and other Intellectual Property rights in "Link Energy", including the domain name associated therewith; (viii) all Equity Interests, (ix) all tax identification numbers of the Link Constituent Parties, LECLP and Link Canada, (x) the Texas-New Mexico Settlement Agreement and all settlement proceeds paid or payable thereunder, (xi) the Link Insurance Rights, (xii) the Link Bank Accounts, (xiii) all Speculative Positions, and (xiv) all rights of the Link Constituent Parties and Link Canada under this Plan of Merger or under the Purchase Agreement (and the other agreements entered into in connection with such Purchase Agreement).

        "Link Bank Accounts" means all bank accounts of the Link Constituent Parties excluding the Crude Oil Business Bank Accounts.

        "Link Canada" means Link Energy Canada Ltd, an Alberta corporation.

        "Link Insurance Rights" means (i) the following Insurance Policies:

Coverage Type	Broker	Carrier	Policy Number	Policy Period	Limits of Liability
Directors and Officers Liability	Wortham	US Specialty	34-MGU-04-A3635	1/23/04 - 05	$15,000,000 excess of $0/250,000/2,500,000 Deductibles: Non-indemnified/indemnified/securities claims
Directors and Officers Liability	Wortham	Claredon	MAG1440122450000	9/1/02 - 1/23/04	$10,000,000 excess of $0/250,000/2,500,000
Directors and Officers Liability	Wortham	US Specialty	34-MGU-03-A3285	1/23/03 - 04	$5,000,000 excess of $10,000,000
Directors and Officers Liability	Wortham	AEGIS	P0513A1A98	9/1/02 - 05(1)	$35,000,000 excess of $500,000
Fiduciary Liability	Wortham	AIG	4870061	5/21/03 - 04	$5,000,000 excess of $500,000;
Fidelity	Wortham	AIG	TBD	5/21/03 - 04	$3,000,000 excess of $500,000
Property/Business Interruption	Wortham	Lloyds and others	Various	4/1/03 - 04	$35,000,000 excess of $1,000,000

        (ii)   Any Insurance Policies previously maintained by Link Energy LLC or one or more of its Affiliates providing directors and officers liability coverage or fiduciary liability coverage; and

        (iii)  All rights (including rights of recovery) under the Insurance Policies described in clauses (i) and (ii) preceding.

        "Link Retained Items" means the following:

          (i)    all Obligations of the Link Constituent Parties, LECLP or Link Canada for Environmental Liabilities arising out of the disposal of Hazardous Materials at locations and Facilities not comprising a part of the Crude Oil Business Assets;

          (ii)   all Environmental Liabilities and other Obligations arising out of the operation of or relating to the NGL Facilities and Business, including the agreements covering the sale of the NGL Facilities and Business;

          (iii)  all Environmental Liabilities and other Obligations arising out of the operation of or relating to the MTBE Facilities and Business, including the agreements covering the sale of the MTBE Facilities and Business;

          (iv)  all Environmental Liabilities of the Link Constituent Parties, LECLP or Link Canada arising out of Environmental Conditions not listed on Schedule 1(c) to the Purchase Agreement and existing prior to or at the Merger Effective Time and as to which any of the Link Constituent Parties, LECLP or Link Canada or their Affiliates had Knowledge of the same;

          (v)   all Obligations with respect to third party bodily injury or death claims, including those arising under Environmental Laws, relating to the operation of the Link Allocated Assets, the MTBE Facilities and Business, the NGL Facilities and Business or any assets comprising or primarily related to a Link Retained Item or Link Retained Obligation before or after the Merger Effective Time or relating to the operation of the Crude Oil Business Assets before the Merger Effective Time;

          (vi)  all Obligations of the Link Constituent Parties, LECLP or Link Canada for any fines, penalties or sanctions imposed by any Governmental Authority including, without limitation, under or arising out of the matters contemplated by that certain Letter dated July 2, 2001 from the United States Environmental Protection Agency to Jeffrey K. Skilling, President and Chief Executive Officer of Enron Corp., requesting information pursuant to Section 308 of the Clean Water Act, 33 U.S.C. Section 1318;

          (vii) all Obligations resulting from or relating to (1) the employment relationship between Link Energy, LLC, Link Canada or their Affiliates and any of their present or former employees on or prior to the Merger Effective Time, including employee incentive or benefit plans or other forms of current or deferred compensation, any Obligations arising out of Department of Labor audits, and any Obligations arising under employment agreements (excluding the employment agreement referenced in clause (iii) of the definition of "Related Assets"), (2) the termination of any such employment relationship with Link Energy, LLC, Link Canada or their Affiliates, including severance pay and other similar benefits, if any, and any claim filed on or prior to the Merger Effective Time or which may thereafter be filed by or on behalf of any employee or former employee of Link Energy, LLC, Link Canada or their Affiliates, including any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination or unemployment compensation; or (3) any employee benefit plan, program or arrangement maintained or contributed to by Link Energy, LLC, Link Canada or any of their ERISA Affiliates on or prior to the Merger Effective Time, including those based upon or arising under the Consolidated Omnibus Budget Reconciliation Act, as amended, or the Workers Adjustment and Retraining Notification Act; provided, the preceding provisions of this clause (vii) shall not constitute any modification of or limitation on the provisions set forth in Sections 2(f)(vi), 2(f)(vii) or 6(c) of the Purchase Agreement;

          (viii) if the FCC does not consent to the transfer of the FCC Licenses to PPLP, the FCC Licenses;

          (ix)  all Obligations related to the Link Allocated Assets including claims covered by the Link Insurance Rights;

          (x)   all Obligations of the Link Constituent Parties, LECLP, Link Canada, their respective current and former Affiliates and any other Person from which such Obligations of any of the Link Constituent Parties, LECLP, Link Canada and their respective current and former Affiliates derive, for only the following: (a) for Income Taxes and (b) for Taxes for which the Link Parties are liable pursuant to Section 10(c) of the Purchase Agreement;

          (xi)  all Obligations of the Link Constituent Parties, LECLP or Link Canada under or created pursuant to the Reorganization Plan other than the Ad Valorem Tax Liability;

          (xii) all Obligations of the Link Constituent Parties, LECLP or Link Canada for the payment of Indebtedness (including any guaranties of Indebtedness owed by any Affiliate of the Link Constituent Parties, LECLP, Link Canada or other Persons) or for the performance of any other Obligations created pursuant to the Contracts, mortgages and other instruments (including the Indenture) evidencing or securing such Indebtedness, provided, the preceding provisions of this clause (xii) shall not constitute any modification of or limitation on the provisions set forth in Section 5(b)(ii) of the Purchase Agreement;

          (xiii) all Obligations of the Link Constituent Parties, LECLP or Link Canada under or created pursuant to the Texas-New Mexico Agreements, and all Obligations of the Link Constituent Parties or Link Canada to pay to any insurer or other Person any part of the settlement proceeds received or to be received by such Link Constituent Party, LECLP or Link Canada pursuant to the Texas-New Mexico Settlement Agreement;

          (xiv) all Obligations of the Link Constituent Parties, LECLP or Link Canada under any agreement pursuant to which any assets or business of any one or more of the Link Constituent Parties, LECLP or Link Canada was sold prior to the date of this Plan of Merger;

          (xv) all Obligations of the Link Constituent Parties, LECLP or Link Canada under or pursuant to the Speculative Positions; and

          (xvi) without duplication of the foregoing, any current liability (as defined under GAAP) of the Link Constituent Parties, LECLP or Link Canada, except to the extent included in the calculation of Net Working Capital, and including those current liabilities described in Schedule 1(d) to the Purchase Agreement as having been excluded from the calculation of Net Working Capital.

        "Link Retained Obligations" means all Obligations, regardless of when such Obligations actually arise or arose, associated with, arising out of, or related to the ownership, operation or existence of the Link Retained Items or Link Allocated Assets.

        "Link Retained Records" means all organizational documents, files, books, records, information and data of the Link Constituent Parties, LECLP or Link Canada that do not relate to the Crude Oil Business and all personnel records, records relating to the Link Allocated Assets, the Link Retained Items and the Link Retained Obligations and other records that any Link Constituent Party, LECLP or Link Canada is required by applicable Laws to retain in its possession.

        "Merger Cash Balance" means all right, title and interest to an amount in cash equal to $261,946,646.

        "MTBE" means methyl tertiary butyl ether.

        "MTBE Facilities and Business" mean all Facilities currently or formerly owned or operated by any of the Link Constituent Parties or their Affiliates or their respective predecessors in title and used in the production of MTBE, and the business conducted by any of the Link Constituent Parties, their Affiliates or respective predecessors in respect of such Facilities. The aforesaid Facilities include the liquids processing, storage and transportation assets located in the Texas Gulf Coast region which were sold to Valero Refining-Texas, L.P. on December 31, 2003 and which were comprised principally of the MTBE plant located in Morgan's Point, Texas, the natural gas liquids storage facilities located in Mont Belvieu, Texas, and the liquids pipeline system located in the Houston Ship Channel area.

        "Net Working Capital" has the meaning set forth in, and is determined pursuant to, Schedule 1(d) to the Purchase Agreement.

        "NGL Facilities and Business" means all Facilities currently or formerly owned or operated by any of the Link Constituent Parties or their Affiliates or their respective predecessors in title and used in connection with the processing, storage, transportation and marketing of natural gas liquids, and the business conducted by any of the Link Constituent Parties, their Affiliates or respective predecessors in title in respect of such Facilities. The aforesaid Facilities include the natural gas processing plant and natural gas liquids processing plant, pipelines, refrigerated propane storage and related truck and rail distribution facilities in Kern County, California which were sold to Inergy Propane, LLC on October 1, 2003.

        "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

        "Ordinary Course of Business" means, with respect to the Link Constituent Parties, LECLP or Link Canada, the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

        "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all mineral interests, in each case owned by the Link Constituent Parties, LECLP or Link Canada and used in connection with the Crude Oil Business including all of the same described in Schedule 3(j)(v) to the Purchase Agreement.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

        "Pipelines" means all facilities, pipelines, tanks, terminals, pumping facilities, machinery, measurement equipment and other equipment, accessions and improvements in respect of the foregoing and other items of tangible personal property in respect of the foregoing owned or leased by the Link Constituent Parties, LECLP or Link Canada and used in connection with the Crude Oil Business including all of the same described in Schedule 3(j)(vi) to the Purchase Agreement.

        "Plains Allocated Liabilities" means all Obligations of the Link Constituent Parties, LECLP or Link Canada, regardless of when such Obligations actually arise or arose, associated with, arising out of, or related to the ownership, operation or existence of the Crude Oil Business, including (but not limited to except as provided otherwise in the following proviso) (i) the Obligations of the Link Constituent Parties, LECLP or Link Canada arising out of or in respect of any Crude Oil Business Asset, (ii) the liabilities included in the calculation of Net Working Capital, (iii) the Ad Valorem Tax Liability, and (iv) the Workers Compensation Liability; provided, none of the Link Retained Items or Link Retained Obligations shall be included in (rather, the same should be excluded from) the Plains Allocated Liabilities.

        "Plains Insurance Rights" means (i) all Insurance Policies (excluding the Link Insurance Rights) including the following Insurance Policies:

Coverage Type	Broker	Carrier	Policy Number	Policy Period	Limits of Liability
Retro renewal worksheet	Wortham
Workers Compensation	Wortham	Liberty Mutual	Various	6/1/03 - 04	Statutory excess of $250,000
Automobile Liability	Wortham	Liberty Mutual	AS1-691- 004170-012	6/1/03 - 04	$1,000,000 excess of $250,000
Excess Indemnity	Wortham	Liberty Mutual	EH1-691- 004170-033	6/1/03 - 04	$20,000,000 excess of retained aggregate
Hired and non-owned aircraft liability	Wortham	XL Specialty	PXLN 380 1097	10/8/03 - 4	$10,000,000
Excess Liability	Wortham	AEGIS	X0540A1A03	9/1/03 - 6/1/04	$35,000,000
Pollution Liability	Marsh	AIG	PLS 6191495	8/31/01 - 04	$15,000,000
Pollution Liability	Marsh	AIG	PLSA 2674646	5/1/99 - 09	$5,000,000 known sites $20,000,000 unknown sites
Charterer Legal Liability	Wortham	NY Marine and Somerset	JLWM 3023	12/31/03 - 4/1/05	$40,000,000/vessels $5,00,000 tugs/barges
Oceanmarine	Wortham	Gulf Insurance Company	SM4-1229	12/31/03 - 4/1/05	Various
Landing Owners	Wortham	Lloyds	LCX-031013	7/1/03 - 04	$1,000,000
Excess Landing Owners	Wortham	Lloyds	LCG-031012	7/1/03 - 04	$1,000,000 excess of $1,000,000
General Liability	Wortham	ACE INA Insurance	CGL 322584	6/1/03 - 04	$1,500,000
Auto Liability	Wortham	Liberty Mutual	AH1-691- 004170-053	5/15/03 - 04	$1,500,000
Motor Truck Cargo	Wortham	Great American Ins. Co. of NY	IMP670964-00	10/1/03 - 6/1/04	$32,000 per vehicle excess of $1000 deductible;
Property/Business Interruption	Wortham	Mid-Continent Group	SP 76910	7/19/2003 - 4	$50,000
General Liability	Wortham	Liberty Mutual	TB1-691- 004170-073	6/30/03 - 04	$500,000/$1,000,000 excess of $100,000
Property	Wortham	Western Union	5V0134231	6/1/03 - 04	Up to $10,000
Health, Dental, Vision, Life & Optional Life	Prizm	Alberta Blue Cross	72001	10/1/04 - 9/30/04	Statutory
Accidental Death & Dismemberment	Prizm	Unum Canada	23705	5/1/04 - 4/30/05	Statutory
Long Term Disability	Prizm	Unum Canada	84578	5/1/04 - 4/30/05	Statutory
Travel Accident	Prizm	Provident Life & Accident	13929	10/1/03 - 9/30/04	Statutory
Workers Compensation		Workers Compensation Board- Alberta	4648449	2004

        (ii)   Any Insurance Policies previously maintained by the Link Constituent Parties or one or more of their Affiliates providing coverage for the risks covered by the policies described in clause (i) above including the following Insurance Policies:

6/1/02 - 03

Coverage	Carrier	Policy number
Workers Compensation	Liberty Mutual	WA1-69D-004170-042 WC1-691-004170-062 (MT)	$1 million xs of $250k $1 million xs of $250k
Automobile Liability	Liberty Mutual	AS1-691-004170-013	$1 million xs of $250k
General Liability	Liberty Mutual	TB1-691-004170-072	$1 million xs of $250k
Excess Liability	AEGIS	X0540A1A02	$35 million xs of $1 million	7/1/02 - 9/1/03

6/1/01 - 02

Coverage	Carrier	Policy number
Workers Compensation	Liberty Mutual	WA1-69D-004170-041 WC1-691-004170-061 (MT)	$1 million xs of $250k $1 million xs of $250k
Automobile Liability	Liberty Mutual	AS1-691-004170-011	$1 million xs of $250k
Automobile Liability	Liberty Mutual	AS1-691-004170-012	$1 million xs of $250k
General Liability	AIG	GL5440996	$1 million xs of $250k
Excess Liability	AEGIS	X0540A1A01	$35 million xs of $1 million	6/1/01 - 7/1/02

6/1/00 - 01

Coverage	Carrier	Policy number
Workers Compensation	Liberty Mutual	WAC-69D-004170-040	$1 million xs of $250k
Automobile Liability	Liberty Mutual	ASC-691-004170-010	$1 million xs of $250k
Automobile Liability	Liberty Mutual	ASN-691-004170-020	$1 million xs of $250k
General Liability	AIG	GL5440996	$1 million xs of $250k
Excess Liability	AEGIS	X0540A1A00	$35 million xs of $1 million

6/1/99 - 00

Coverage	Carrier	Policy number
Workers Compensation	Liberty Mutual	WAC-69D-004170-049	$1 million xs of $250k
Automobile Liability	Liberty Mutual	ASC-691-004170-019	$1 million xs of $250k
Automobile Liability	Liberty Mutual	ASN-691-004170-029	$1 million xs of $250k
General Liability	AIG	—	$1 million xs of $250k
Excess Liability	AEGIS	—	$35 million xs of $1 million

6/1/98 - 99

Coverage	Carrier	Policy number
Workers Compensation	Liberty Mutual	WAC-69D-004170-048	$1 million xs of $250k
Automobile Liability	Liberty Mutual	ASC-691-004170-018	$1 million xs of $250k
Automobile Liability	Liberty Mutual	ASN-691-004170-028	$1 million xs of $250k
General Liability	AIG	—	$1 million xs of $250k
Excess Liability	AEGIS	—	$35 million xs of $1 million

        (iii)  All rights (including rights of recovery) under the Insurance Policies described in clauses (i) and (ii) preceding.

        "PMLP Allocated Bank Accounts" means the Crude Oil Business Bank Accounts excluding the accounts described in clauses (v) and (vii) of the definition of such term.

        "Purchase Agreement" means that certain Purchase and Sale Agreement dated as of March 31, 2004 by and among the Constituent Parties and certain of their Affiliates.

        "Records" means, to the extent in the possession or under the control of any of the Link Constituent Parties, LECLP, Link Canada or their Affiliates, all files and records which relate to the Crude Oil Business, including all lease records, real property records and files, vendor and trade payable files, permitting files, all Contracts, schedules of periodic payments, and all title, current year ad valorem tax records, shipper files, division order files, customer lists, technical, engineering, operating, environmental (including spill prevention plans) and safety records and information, and communications to and from any Governmental Authority (including, to the extent available, any such Records in electronic format).

        "Related Assets" means (i) all rights and interests of any of the Link Constituent Parties, LECLP, Link Canada and their Affiliates under office leases used in connection with the Crude Oil Business, including as to any deposits, operating expense reimbursements or other reimbursements, (ii) to the extent owned by any of the Link Constituent Parties, LECLP, Link Canada or their Affiliates, (A) all furniture, fixtures, equipment, computers, software licenses and other Intellectual Property (to the extent assignable), vehicles and other personal property located at the premises covered by such office leases or located elsewhere and used in connection with the Crude Oil Business and (B) all accounting, human resources, billing and other software systems and other Intellectual Property (to the extent assignable) used in connection with the Crude Oil Business; excluding in the case of each of the foregoing, the Link Retained Items, Link Retained Obligations and Link Allocated Assets, and (iii) the employment agreement with Ronny Davenport (such employment agreement being the only employment agreement relating to the Crude Oil Business that is allocated to the Plains Constituent Parties).

        "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing.

        "Reorganization Plan" means the Third Amended Plan of Reorganization of EOTT Energy Partners, L.P., et al., dated as of December 6, 2002, effective March 1, 2003, as amended.

        "Rolling Stock" means all vehicles, tractors, trailers and trucks, owned, leased or subject to a contract of purchase and sale, that are used in connection with the Crude Oil Business including all of the same described in Schedule 3(j)(vii) to the Purchase Agreement.

        "Speculative Positions" means fixed price purchase or sale positions that (i) individually or in the aggregate exceed 50,000 barrels, and (ii) are not intended to hedge an existing fixed price exposure of the Crude Oil Business.

        "Tax" means any federal, state, local, or foreign income, gross receipts, License, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges imposed by any Governmental Authority which are based on the use or ownership of real property), personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, unclaimed property and escheat obligations, pipeline franchise fees, street rentals, right-of-way fees and any other fees or impositions related to the use or occupancy of public rights of way, including any interest, penalty, or addition thereto, whether disputed or not, and including, without limitation, any item for which an Obligation arises pursuant to Treasury Regulation § 1.1502-6 or any analogous state, local or foreign law as a transferee, successor, custodian, by contract or otherwise.

        "Texas-New Mexico Agreements" means the Purchase and Sale Agreement dated as of May 1, 1999, as amended, by and between Texas-New Mexico Pipe Line Company and EOTT Energy Pipeline Limited Partnership, and the Environmental Agreement dated as of May 1, 1999, as amended, by and between Texas-New Mexico Pipe Line Company and EOTT Energy Pipeline Limited Partnership.

        "Texas-New Mexico Settlement Agreement" means the Compromise Settlement Agreement and General Mutual Release between Texas-New Mexico Pipeline Company and Link Energy Pipeline Limited Partnership f/k/a EOTT Energy Pipeline Limited Partnership dated as of March 30, 2004.

        "Unsecured Senior Notes" means Link Energy LLC's 9% Senior Notes due 2010 issued pursuant to the Indenture.

        "Workers Compensation Liability" means all Obligations of Link Energy LLC, Link Canada, EOTT Energy Corp. and EOTT Energy Canada Ltd. under workers or workers compensation laws or occupational disease laws for bodily injury to or death of any employee of such party.

        2.    Parties; Survivors.    The parties to the merger contemplated herein (the "Merger") shall be the Constituent Parties. Each of the Constituent Parties shall survive the Merger.

        3.    Terms and Conditions.

          (a)    Merger.    At the Merger Effective Time, the Constituent Parties shall be merged.

          (b)    Allocation and Vesting of Property.    At the Merger Effective Time:

            (i)    all of the rights, title and interests of LEPLP to Crude Contracts that are included in the Crude Oil Business Contracts owned by it immediately prior to the Merger Effective Time, less and except the Link Allocated Assets, and to the PMLP Allocated Bank Accounts shall be allocated to and vested in PMLP without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon;

            (ii)   all of the rights, title and interests of LEPLP to the Crude Oil Business Assets owned by it immediately prior to the Merger Effective Time, other than those Crude Oil Business Assets allocated to PMLP pursuant to clause (i) preceding and less and except the Link Allocated Assets, shall be allocated to and vested in PPLP without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon;

            (iii)  all of the rights, title and interests of LELP to the Crude Oil Business Assets owned by it immediately prior to the Merger Effective Time, less and except the Link Allocated Assets, shall be allocated to and vested in PMLP without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon;

            (iv)  all rights, title and interests to the Link Allocated Assets shall be allocated to and vested in the Link Constituent Party in which such assets were vested immediately prior to the Merger Effective Time without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon;

            (v)   all rights, title and interests of the Plains Constituent Parties to all property and other assets owned by them immediately prior to the Merger Effective Time, less and except the Merger Cash Balance, shall be allocated to and vested in the Plains Constituent Parties in which such property and assets were vested immediately prior to the Merger Effective Time without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon; and

            (vi)  the Merger Cash Balance (which includes all applicable sales and use taxes in the states in which the Crude Oil Business Assets are located) shall be allocated to and vested in the Link Constituent Parties as follow:

              (A)  to LELP, $70,000,000; and

              (B)  to LEPLP, $191,946,646;

    in each case without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred.

          (c)    Allocation of Liabilities.    At the Merger Effective Time:

            (i)    all liabilities and obligations of LEPLP of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) as in effect immediately prior to the Merger Effective Time that constitute Plains Allocated Liabilities arising under Crude Contracts included in the Crude Oil Business Contracts, less and except and excludingthe Link Retained Items and Link Retained Obligations, shall be allocated to and vested in PMLP without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred;

            (ii)   all liabilities and obligations of LEPLP of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) as in effect immediately prior to the Merger Effective Time that constitute Plains Allocated Liabilities, other than those Plains Allocated Liabilities allocated to PMLP pursuant to clause (i) preceding and less and except and excludingthe Link Retained Items and Link Retained Obligations, shall be allocated to and vested in PPLP without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred;

            (iii)  all liabilities and obligations of LELP of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) as in effect immediately prior to the Merger Effective Time that constitute Plains Allocated Liabilities, less and except and excluding the Link Retained Obligations, shall be allocated to and vested in PMLP without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred;

            (iv)  all liabilities and obligations of the Plains Constituent Parties of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) as in effect immediately prior to the Merger Effective Time shall be allocated to and vested in the Plains Constituent Parties who were subject to such liabilities and obligations immediately prior to the Merger Effective Time without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred; and

            (v)   the Link Retained Items and Link Retained Obligations shall be allocated to and vested in the Link Constituent Parties who were subject to such liabilities and obligations immediately prior to the Merger Effective Time without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred.

          (d)    Merger Effective Time.    The Merger shall be effected through the filing of a certificate of merger (the "Certificate of Merger") in the office of the Secretary of State of the State of Texas as provided in Section 2.11(d) of the TRLPA, and shall be effective upon the issuance of certificates of merger by the Secretary of State of the State of Texas (the "Merger Effective Time").

        4.    No Conversion of Partnership Interests.    The limited partnership interests of each of the Constituent Parties in existence immediately prior to the Merger Effective Time shall remain unaffected and unimpaired by the Merger and shall not be converted into any other shares, membership interests, limited partnership interests, obligations, evidences of ownership, rights to purchase securities, or other securities of any other corporation or other entity, into cash or other property, or into any combination of the foregoing.

        5.    Organizational Documents; General Partners and Officers.

          (a)   The certificate of limited partnership of each Constituent Party, as in effect immediately prior to the Merger Effective Time, shall thereafter continue in full force and effect as the certificate of limited partnership of such Constituent Party, until amended as provided by law.

          (b)   The limited partnership agreement of each Constituent Party, as in effect immediately prior to the Merger Effective Time, shall thereafter continue in full force and effect as the limited partnership agreement of such Constituent Party, until amended as provided by law or in accordance with their terms.

          (c)   The general partner and officers of each Constituent Party who serve in such capacity or are in office immediately prior to the Merger Effective Time shall thereafter continue to be the general partner and officers of such Constituent Party, each to serve in such capacity or hold office in accordance with the certificate of limited partnership and limited partnership agreement of such Constituent Party.

        6.    Cooperation with Regard to Confirmatory Filings.    As requested by any Plains Constituent Party, each Link Constituent Party agrees to reasonably cooperate with such Plains Constituent Party in connection with the execution, acknowledgement and recording of conveyances, assignments and other similar documents confirming and evidencing the allocation of all real property (including Easements) allocated to any Plains Constituent Party pursuant to the preceding provisions.

        7.    Miscellaneous.

          (a)   This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Texas.

          (b)   This Plan of Merger shall be binding upon and shall inure to the benefit of the Constituent Parties and their respective successors and assigns.

          (c)   For the convenience of the Constituent Parties, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

          (d)   A copy or summary of this Plan of Merger shall be furnished to each partner in the Constituent Parties at least 20 days before the Merger is effective, unless waived by that partner.

          (e)   As used herein the word "including" shall mean including without limitation.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Constituent Parties have caused this Plan of Merger to be executed and delivered as of the date first set forth above.

PLAINS MARKETING, L.P.
By:	Plains Marketing GP Inc., Its General Partner
	By:	/s/ HARRY N. PEFANIS
	Name:	Harry N. Pefanis
	Title:	President
PLAINS PIPELINE, L.P.
By:	Plains Marketing GP Inc., Its General Partner
	By:	/s/ HARRY N. PEFANIS
	Name:	Harry N. Pefanis
	Title:	President
LINK ENERGY LIMITED PARTNERSHIP
By:	Link Energy General Partner, LLC, Its General Partner
	By:	/s/ T.M. MATTHEWS
	Name:	T.M. Matthews
	Title:	Chairman and CEO
LINK ENERGY PIPELINE LIMITED PARTNERSHIP
By:	Link Energy General Partner, LLC, Its General Partner
	By:	/s/ T.M. MATTHEWS
	Name:	T.M. Matthews
	Title:	Chairman and CEO

[Signature Page—Plan of Merger]

QuickLinks

  Exhibit 2.2
PLAN OF MERGER
6/1/02 - 03
6/1/01 - 02
6/1/00 - 01
6/1/99 - 00
6/1/98 - 99